Exhibit 10.3

2025 Root Short-Term Incentive Plan

This 2025 Short-Term Incentive Plan (the “Plan”) of Root, Inc. (the “Company”) covers the period from January 1, 2025 through December 31, 2025. The purpose of the Plan is to promote the success of the Company by rewarding eligible employees for outstanding business results and to motivate employees in a high-performance culture.

For 2025, incentive payments under the Plan will be awarded by a pool that is funded based on the measurement of identified company measure(s). Using this pool, leaders will be making awards to eligible employees based on their respective targets and performance ratings for the year.

Each eligible employee’s performance objectives may change from year to year as the Company continues to evolve and establish different priorities. The objectives will remain subject to the review and approval of the CEO and/or the Compensation Committee of the Board of Directors.

The Plan details are as follows:

1. Company Measures (funding the pool)

Measure	Weighting
Adjusted EBITDA[1]	50%
New Writings[1]	50%

Under the plan, Company performance may fund the pool between 0 and 300%. The maximum payment which can be made under the Plan based on the measures above and individual performance is 300%.

2. Payout Schedule:
If approved, the 2025 payments under the Plan will be paid out during the first quarter of 2026.

3. Eligibility:
Eligibility for the Plan is role-specific, as determined and communicated by management. To qualify for a payment under the Plan, an employee must be:
a.hired on or prior to September 30, 2025 working in an award-eligible role; and
b.actively employed at the time the payment processing is initiated.

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1 Adjusted EBITDA and New Writings are defined in Exhibit A.

4. Eligible Earnings:
A payment will be based on the eligible employee’s target expressed as a percentage of base salary and an individual performance factor between 0% and an amount that will not result in a total payout of more than 300% of the employee’s target. Except where an employee has had a change to their target percentage during the year, payment will be made based on the employee’s target percentage multiplied by base salary as of December 31, 2025, multiplied by the individual performance factor.

For an employee whose target percentage changed during the year, payment will be made based on the sum of (i) the employee’s base salary immediately before the change to the target percentage multiplied by the prior target percentage and (ii) the employee’s base salary as of December 31, 2025 multiplied by the year-end target percentage, with each such component prorated by the number of days in each period, multiplied by the individual performance factor. This does not include broader, role-specific target percentage increases or decreases. In the event of broader changes, the new target percentage will replace the existing target and will be applied retroactively.

For an employee whose role became newly award-eligible during the performance year when the employee was working in such role, payment will be made based on the employee’s newly approved target percentage multiplied by base salary as of December 31, 2025, multiplied by the individual performance factor. If the employee has any subsequent target percentage changes during the performance year, then payment will be prorated as noted above.

Eligible earnings generally include all elements of base salary and hours worked including pay for regular hours worked, overtime, holidays, and PTO. Other bonus or incentive earnings are not included in eligible earnings for purposes of the Plan. Eligible earnings will also be prorated, based on hire date, for award-eligible employees that were not employed for the entire duration of the performance period.

5. Terms and Conditions:
“Actively employed” means that the employee is a current employee of the Company.

The Company intends for the benefits provided under the Plan to comply with, or be exempt from, the requirements of Internal Revenue Code Section 409A, the state and federal Family Medical Leave Act, the Americans with Disabilities Act, USERRA, and all other applicable state and federal laws, and the Plan will be interpreted to that end. The Company reserves the right to amend the Plan as necessary to comply with applicable federal and state laws.

Payments made under the Plan are offered at the sole discretion of the Company. The Company reserves the right to change, modify, or eliminate any provision of the Plan at any time, without notice. The Plan is not intended as a contract or a contract of employment. All employment with the Company is “at will,” which means that the Company or an employee may terminate the employment relationship at any time, with or without cause, and with or without notice.

Exhibit A – Company Measures Defined

Adjusted EBITDA
“Adjusted EBITDA,” a non-GAAP financial measure, is defined as net income/loss excluding interest expense, income tax expense, depreciation and amortization, share-based compensation, warrant compensation expense, restructuring charges, and write-off of prepaid marketing expense and reclassifications of certain sales and marketing expenses, and related legal and other fees, net of anticipated insurance recovery. For fiscal 2025, also excluding incremental STI payouts above target and expense related to additional STI eligibility for employees. After these adjustments, the resulting calculation represents expenses directly attributable to our operating performance. We use adjusted EBITDA as an internal performance measure in the management of our operations because we believe it provides management and other users of our financial information useful insight into our results of operations and underlying business performance. Adjusted EBITDA should not be viewed as a substitute for net income/loss calculated under GAAP, and other companies may define adjusted EBITDA differently. Additionally, the compensation committee has the discretion to further modify adjusted EBITDA for purposes of Root's performance bonus plan for unusual items as they arise and determine the appropriateness of adjustments to adjusted EBITDA.

New Writings
New Writings is defined as the count of new policies written based on the initial (term 1) policy effective date in the calendar period 2025. Rewrites from previously canceled policies are considered. This metric is the best measure of company growth, unaffected by offsets. New Writings are inclusive of direct and partnership acquisition channels.